Exhibit 10.17

October 16, 2023

STRICTLY CONFIDENTIAL

Mr. Keith Rabin

President

Volato, Inc.

1954 Airport Rd, Suite 124

Chamblee, GA 30341

Re:	Advisory Engagement

Dear Keith:

This letter will confirm our understanding that Volato, Inc. (the “Company”) has engaged Roth Capital Partners, LLC (“Roth”) in connection with the matters described below, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

Section 1.	Engagement as Advisor. For a period of twelve months following the date hereof (the “Engagement Period”), Roth will provide the Company with capital markets advisory services (the “Capital Markets Advisory”). These services include, but are not limited to, providing advice to the Company relating to: (i) developing a short term and long-term capital market strategy; (ii) the development of institutional investor relationships; and (iii) raising additional capital for the Company.

Section 2.	Compensation for Services. In exchange for the services provided to the Company by Roth and subject to other capital formation agreements signed by the Company as of the date of this Agreement, the Company shall pay Roth a success fee (the “Capital Markets Advisory Fee”) equal to the greater of $1,000,000 or the fee described below based upon the Cash to Company at time of Business Combination (as defined below):

Cash to Company at time of Business Combination	Fee
Less than or equal to $15 million	$1,000,000
Greater than $15 million but less than or equal to $20 million	$1,250,000
Greater than $20 million but less than or equal to $25 million	$1,500,000
Greater than $25 million but less than or equal to $30 million	$1,750,000
Greater than $30 million	$2,000,000

ROTH CAPITAL PARTNERS, LLC

888 SAN CLEMENTE DRIVE, NEWPORT BEACH, CA 92660 | 800.678.9147 | www.roth.com | Member SIPC / FINRA

Volato, Inc.

October 16, 2023

The Capital Markets Advisory Fee is due and payable in cash at the time of, and as a condition to, the successful closing of a business combination with PROOF Acquisition Corp. I only and shall not be payable in connection with successful completion of any other de-SPAC transaction. A single fee shall be payable corresponding to the above amount of Cash to Company at Time of Business Combination.

For the purposes of this agreement “Cash to Company at Time of Business Combination” shall include the aggregate amount of cash remaining in trust, as well in a Pre-PIPE, PIPE, bridge financing or any other capital raise by Roth consummated in connection with the successful de-SPAC business combination with PROOF Acquisition Corp. I exclusively.

Section 3.	Expenses. In addition to compensation payable pursuant to Section 2, if any, the Company shall reimburse Roth for reasonable out of pocket expenses incurred by Roth in connection with this engagement, and legal or other professional advisor costs or fees. All fees over $5,000 shall be approved by Company in advance in writing. There shall be no markup on expenses. The fees and disbursements of Roth’s legal counsel and other professional advisors payable under this Section shall not exceed $40,000 in the aggregate.

Section 4.	Termination. Either party may terminate this Agreement upon thirty (30) days written notice to the other, provided, however, that the provisions of Section 3 through Section 10 (including Exhibit I attached hereto) shall survive termination of this Agreement.

Section 5.	Other Services. Subject to the terms of existing agreements entered into by Volato prior to the date hereof, if during the Engagement Period and for a period of nine (9) months thereafter and the Company shall have successfully completed the business combination with PROOF Acquisition Corp. I, the Company decides to (i) use a placement agent other than Roth to pursue any private placement not contemplated hereby, or (ii) pursue any public offering of equity, equity-linked or debt securities but not including any SPAC transaction (each a “Subsequent Financing”), then the Company will offer Roth a first option to act as a lead placement agent or book-running manager, as applicable, for such Subsequent Financing, in each case under a separate agreement containing terms and conditions customary for Roth and mutually agreed upon by the Company and Roth. If Roth terminates this Agreement, then Company shall have no obligation under this Section 5 to consider Roth for services in connection with any Subsequent Financing.

Section 6.	Indemnification. The Company agrees to indemnify Roth and its affiliates as set forth in Exhibit I attached hereto.

Volato, Inc.

October 16, 2023

Section 7.	No Limitations. Nothing in this Agreement shall be construed to limit the ability of Roth or its affiliates to (a) trade in the Company’s or any other company’s securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 8.	Miscellaneous. This Agreement shall be binding on and inure to the benefit of the Company, Roth, each Indemnified Person (as defined in Exhibit I attached hereto) and their respective successors and assignees. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement may not be amended or modified except in writing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. If any term, provision, covenant or restriction contained in this Agreement, including Exhibit I hereto, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Roth is an independent contractor, and any duties of Roth arising out of its engagement hereunder shall be owed solely to the Company or, where applicable, to the Board of Directors or a special committee thereof. Any advice provided to the Company or the Board of Directors (or a special committee thereof) is solely for the benefit of the Company and may not be used, reproduced, disseminated, quoted or referred to, without Roth’s prior written consent.

Rules to which we are subject prohibit our giving research coverage for compensation (unless disclosed). Accordingly, we cannot assure the Company that our research department will cover the Company, but we will introduce the Company to the appropriate Roth Senior Research Analyst, who will make an independent assessment whether to initiate research.

Section 9.	Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Volato, Inc.

October 16, 2023

Section 10.	Allocation of Fees and Costs. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,
ROTH CAPITAL PARTNERS, LLC

By:	/s/ Gil Ottensoser
Name:	Gil Ottensoser
Title:	Managing Director

By:	/s/ Jacob Frank
Name:	Jacob Frank
Title:	Managing Director

Accepted as of the date first above written:

VOLATO, INC.

By:	/s/ Keith Rabin
Name:	Keith Rabin
Title:	President

EXHIBIT I

Indemnification Provisions

The Company agrees to indemnify and hold harmless Roth and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Roth and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Roth of the services contemplated by or the engagement of Roth pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party’s misconduct or negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Roth pursuant to, or the performance by Roth of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Roth’s misconduct, bad faith or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both parties (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Roth on the other hand or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Roth, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Roth shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company bear to the fees paid or to be paid to Roth under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Roth shall not be required to contribute any amount in excess of the amount by which fees paid to Roth hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Roth has otherwise been required to pay.

The Company agrees that without Roth’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not Roth or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Roth on a monthly basis for all third party expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.